Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-204591 on Form S-8 of our report dated March 17, 2016, relating to the consolidated financial statements of Eco-Stim Energy Solutions, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Whitley Penn LLP

Dallas, Texas
March 17, 2016